Filed Pursuant to Rule 424(b)(3)
File No. 333-169024
PROSPECTUS

INDEPENDENT BANK CORP.

2010 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
AS AMENDED AND RESTATED

1,000,000 shares of Common Stock

We are offering shares of our common stock through our 2010 Dividend Reinvestment and Stock Purchase Plan, as amended and restated (the “Plan”). The Plan provides record and beneficial holders of our common stock with a convenient way to purchase shares of our common stock. Our common stock is traded on The NASDAQ Global Market under the ticker symbol “INDB.”

Some significant features of the plan are:

•	You may participate in the Plan if you directly own our common stock.

•	You may purchase additional shares of our common stock by having some or all of your cash dividends reinvested in purchasing additional shares of our common stock.

•	You may also make additional optional cash purchases in our common stock of $50 to $10,000 per calendar month. In some instances we may permit greater optional cash investments.

•	Participation in the Plan is voluntary and you may withdraw from the Plan at any time.

This prospectus amends and restates in its entirety the prospectus dated September 8, 2010 relating to the Independent Bank Corp. 2010 Dividend Reinvestment and Stock Purchase Plan, which was amended to discontinue new investor direct stock purchases.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND THE RISK FACTORS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM OUR ANNUAL REPORTS ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.

Our principal executive offices are located at 2036 Washington Street, Hanover, Massachusetts 02339, and our telephone number at that address is (781) 878-6100.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The date of this Prospectus is October 7, 2014

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SUMMARY OF THE PLAN

The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that is important to you. You should carefully read the entire text of the Plan contained in this Prospectus before you decide to participate.

ENROLLMENT
If you currently own shares of our stock, you may participate in the Plan by submitting a completed Enrollment Authorization Form to the Plan Administrator, Computershare Trust Company, N.A. To request a form, call 1-800-426-5523. You may also enroll online at www.computershare.com/investor. You may participate directly in the Plan only if you own our stock in your own name. If you own your shares through a brokerage or other account, you must arrange to have your broker or other custodian participate on your behalf.

REINVESTMENT OF CASH DIVIDENDS AND DISTRIBUTIONS
You may elect to reinvest your cash dividends on some or all of your shares of our common stock to buy more shares of our common stock. If you elect to reinvest cash dividends we will sell you our stock at a discount of five percent (5%).

OPTIONAL CASH INVESTMENTS
After you enroll in the Plan, you may buy additional shares of common stock with a minimum investment of $50, up to a maximum of $10,000 in any one calendar month. If we approve a request for a waiver, then you may purchase more than $10,000 in one calendar month.

SOURCE OF SHARES
The Plan Administrator will purchase shares of common stock in one of three ways:
•    On the open market
•    Through privately negotiated transactions, or
•    Directly from us as newly issued shares of our common stock.

PURCHASE PRICE
The purchase price of shares of common stock acquired under the Plan depends on how you purchase shares and on whether the Plan Administrator purchases them for Plan participants in the open market, in privately negotiated transactions, or directly from us.

OPEN MARKET OR PRIVATE PURCHASE
The purchase price of shares purchased by the Plan Administrator from parties other than Independent Bank Corp., either on the open market or through privately negotiated transactions, rather than directly from us, will be the weighted average of the actual price paid by the Plan Administrator for those shares, including any per share processing fees. Per share processing fees include any brokerage commissions incurred by the Plan Administrator and that the Plan Administrator is required to pay.

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NEWLY ISSUED SHARES
The purchase price for newly issued shares of common stock that the Plan Administrator purchases directly from us through the reinvestment of cash dividends and distributions will be the volume weighted average price of our common stock reported by The NASDAQ Global Market (the “NASDAQ”) obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NASDAQ closing print) on the applicable investment date, which for a regular quarterly dividend will generally be the dividend payment date. If our common stock does not trade on the investment date, the price will be the volume weighted average price for the first trading day immediately before the investment date and the first trading day immediately following the investment date. We will sell newly issued shares to Plan participants who choose to reinvest cash dividends and distributions at a discount of five percent (5%).

The purchase price for newly issued shares of common stock purchased directly from us with optional cash investments made through an approved Request for Waiver form will be the volume weighted average price of our common stock on the NASDAQ for each specified investment date on which our common stock trades during the applicable pricing period. In certain circumstances the pricing period may be extended. (See Question 13) We may sell newly issued shares to Plan participants using optional cash investments pursuant to an approved Request for Waiver Form at a discount of not more than five percent (5%).

TRACKING YOUR INVESTMENTS
You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of your transactions and will indicate the share balance in your Plan account. You may also review your Plan account online at www.computershare.com/investor,

PLAN ADMINISTRATION
Computershare Trust Company, N.A. serves as the Plan administrator.
You should send all correspondence with the Plan Administrator to:
Independent Bank Corp.
c/o Computershare Trust Company, N.A.
Dividend Reinvestment Dept.
P.O. Box 43078
Providence, RI 02940-3078

In addition, you may speak to a representative of the Plan Administrator by calling 1-800-426-5523.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. (NASDAQ: INDB) is a bank holding company which has Rockland Trust Company (“Rockland Trust”), a full-service community bank serving Eastern Massachusetts, as its sole wholly-owned bank subsidiary.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), for offering and sale of securities under the Securities Act of 1933, as amended (the “Securities Act”). Under this process, we may, from time to time, sell any of the Securities described in this prospectus in one or more offerings. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the Securities. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus may add to, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our”, “the Company” and “Independent Bank Corp.” mean, collectively, Independent Bank Corp. and its subsidiaries and their predecessors.

RISK FACTORS

You should carefully consider the risks described in the documents incorporated by reference in this Prospectus before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our Common Stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including without limitation, (i) our Annual Report on Form 10-K; (ii) our Quarterly Reports on Form 10-Q and (iii) the documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus is part of a Registration Statement Independent Bank Corp. has filed with the SEC under the Securities Act with respect to the shares of common stock being offered by this Prospectus (the “Registration Statement”). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Independent Bank Corp. and Independent Bank Corp.’s common stock. The SEC’s rules and regulations allow us to omit certain information included in the Registration Statement from this Prospectus. The Registration Statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, Independent Bank Corp. files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, NE Washington, DC 20549. You may also obtain

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copies of this information by mail from the Public Reference Room at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

You can also inspect reports, proxy statements, and other information that Independent Bank Corp .has filed electronically with the SEC at the SEC’s web site at http://www.sec.gov.

Our SEC filings are also available on our website at http://www.rocklandtrust.com (within the Investor Relations tab). The information on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows companies to “incorporate by reference” information into this Prospectus. This means that Independent Bank Corp. can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this document.

This Prospectus incorporates by reference the documents listed below that Independent Bank Corp. has previously filed with the SEC only to the extent that the information contained therein is deemed “filed” for purposes of Section 18 of the Securities Exchange Act. They contain important information about Independent Bank Corp. and its financial condition.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 28, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 8, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on August 7, 2014;

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The Company’s Current Reports on Form 8-K filed on January 23, 2014, January 27, 2014, February 13, 2014, March 20, 2014, March 26, 2014, April 17, 2014, April 21, 2014, May 20, 2014, June 19, 2014, June 25, 2014, July 17, 2014, July 21, 2014, August 5, 2014, August 7, 2014, August 13, 2014, September 9, 2014 and September 18, 2014; and

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The description of the Company’s Common Stock included in its registration statement on Form 8-A filed with the SEC on January 21, 1986 and the description of the Company’s Renewal Rights Agreement dated as of September 14, 2000, as set forth on its Form 8-A dated September 23, 2000, including all amendments and reports amending such descriptions.

All filings filed by Independent Bank Corp. pursuant to the Securities Exchange Act subsequent to the date hereof and prior to effectiveness of this registration statement shall be deemed to be incorporated in this registration statement and to be a part hereof from the date of filing of such documents or reports. In addition, all documents and reports filed by Independent Bank Corp. subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Documents incorporated by reference are available from Independent Bank Corp. without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Independent Bank Corp. at the following address:

Independent Bank Corp.
Investor Relations Department
288 Union Street
Rockland, MA 02370
(781) 982-6858

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, forecasted demographic and economic trends relating to our industry and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimate,” “potential” or “continue,” or the negative of these terms or other comparable terminology. We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results may differ materially from those projected in these statements because of various factors, including those discussed in this prospectus under the caption “Risk Factors” and those discussed in our SEC reports on Forms 10-K, 10-Q and 8-K, which are incorporated by reference in this prospectus.

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DESCRIPTION OF THE PLAN

The following questions and answers state the terms of our 2010 Dividend Reinvestment and Stock Purchase Plan and explain how it works. If you are a shareholder and do not participate in the Plan, you will receive cash dividends and distributions in the normal manner, as and when we declare and pay them. In the Plan we refer to our current shareholders that participate in the Plan as “participants.” Unless the context requires otherwise, all references to “our stock” and similar expressions in this prospectus refer to the common stock of Independent Bank Corp.

PURPOSE

1.  What is the purpose of the Plan?

The primary purpose of the Plan is to provide Independent Bank Corp. shareholders with a convenient and economical method of investing cash dividends or making optional cash investments in additional shares of Independent Bank Corp. common stock, generally without payment of any processing fees or service fees in connection with such purchases. In addition, purchases of shares directly from Independent Bank Corp. pursuant to the Plan will provide Independent Bank Corp. with additional capital for general corporate purposes.

PARTICIPATION OPTIONS

2.  What options are available under the Plan?

If you are a registered holder or a beneficial owner of Independent Bank Corp. common stock and elect to participate in the Plan (a “Participant”), you may have cash dividends on all or a portion of your shares automatically reinvested in Independent Bank Corp. common stock at a discount of 5% of the current market value. If you are a beneficial owner of Independent Bank Corp. stock, see Question 5 for a description of what you must do to participate in the Plan. You may also make optional cash investments to purchase Independent Bank Corp. common stock, subject to a minimum investment of $50 per month and a maximum investment of $10,000 per month. Independent Bank Corp. may permit greater optional cash investments. See Question 13. You may make optional cash investments even if you do not elect to reinvest dividends on shares of common stock credited to your account under the Plan.

ADVANTAGES AND DISADVANTAGES

3.  What are the advantages and disadvantages of the Plan?

The primary advantages of the Plan are:

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You may have the cash dividends on all or a portion of your Independent Bank Corp. common stock automatically reinvested in additional shares of Independent Bank Corp. common stock at a five percent (5%) discount.

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You may invest in additional shares of Independent Bank Corp. common stock by making optional cash investments, subject to an individual minimum investment of $50 per month and an individual maximum investment of $10,000 per month.

•	Optional cash investments in excess of $10,000 per month may be made with the permission of Independent Bank Corp. at a discount which will be in a range from 0% to 5%.

•	Generally, you pay no processing fees or service fees in connection with your purchases under the Plan. See Question 24.

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Your reinvested cash dividends and optional cash investments will be fully invested because the Plan provides for fractional shares to be credited to your account. Additionally, dividends on such fractional shares, as well as whole shares held by you in certificated form or credited to your account, will be automatically reinvested in additional shares and credited to your account.

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You will avoid cumbersome safekeeping of stock certificates for shares credited to your account and you may also deposit certificated shares, represented by stock certificates, held by you and registered in your name, thereby avoiding the need for safekeeping of certificates.

•	Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.

The primary disadvantages of the Plan are:

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Because the date by which the Plan administrator must receive your optional cash investment is two business days prior to the Investment Date (as defined herein) for such investments, your investments may be exposed to changes in market conditions. See Question 12.

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The Purchase Price (as defined herein) for shares under the Plan may exceed the price of acquiring shares of Independent Bank Corp. common stock (including transaction costs) on the open market at any particular time on the related Investment Date. See Questions 9 and 11.

•	No dividends or interest will be paid on funds held by the administrator of the Plan pending investment. See Question 12.

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If we purchase our shares on the open market or in a private sale from parties other than us, you will pay the proportionate share of any processing fees and transactions costs incurred in acquiring the shares. See Questions 19 and 20.

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If you request the Plan Administrator to sell stock credited to your account, the price may decline during the period between your request for sale and the date your shares are sold. You bear a similar risk between the time that you request a certificate of stock and the time that the certificate is actually sent to you in you elect to sell your stock through a broker dealer you select.

•	You may not pledge your shares of deposited stock in your account until you have withdrawn the shares you wish to pledge from the Plan.

ADMINISTRATION

4.  Who will administer the Plan?

The Plan will be administered by Computershare Trust Company, N.A., or such successor administrator as Independent Bank Corp. may designate (the “Administrator”). The Administrator acts as agent for Participants, keeps records of Participants’ accounts, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be recorded in uncertificated form in each Participant’s account by the Administrator, unless and until a Participant requests that a stock certificate for his or her shares be issued. See Question 16. Computershare also serves as dividend disbursement agent, transfer agent, and registrar for Independent Bank Corp.’s common stock. Correspondence concerning the Plan should be sent to:

Computershare Trust Company, N.A.
Independent Bank Corp. 2010 Dividend Reinvestment and Stock Purchase Plan
P.O. Box 43078
Providence, Rhode Island 02940-3078

Optional cash investments of checks should be mailed to:

Computershare Trust Company, N.A.
Computershare Investor Services
P.O. Box 6006
Carol Stream, Illinois 60197-6006

or, if using overnight courier service:

Computershare Trust Company, N.A.
Computershare Investor Services
Mail Stop 1A
250 Royall Street
Canton, Massachusetts 02021

Please indicate Independent Bank Corp. and your account number in all correspondence.

For general questions about the Plan, the sale of Plan shares and issuance of stock certificates, you may contact Computershare at 1-800-426-5523 (inside the U.S. and Canada) or 1-781-575-2879 (outside the U.S. and Canada).

An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

TDD: 1-800-952-9245. A telecommunications device for the hearing impaired is available.

Foreign language translation service for more than 140 languages is available.

Unless you are participating in the Plan through your bank, broker or nominee, you can obtain information about your Independent Bank Corp. account via the Internet on Computershare’s web site at www.computershare.com/investor. Through the Investor Centre section of Computershare’s web site, you can access your share balance, sell shares, request a stock certificate and obtain on-line forms and other information about your account. Messages sent via Computershare’s site on the Internet will be responded to promptly.

If you wish to contact the Company directly, you may write or call:

Independent Bank Corp.
Investor Relations Department
288 Union Street
Rockland, MA 02370
(781) 982-6858

PARTICIPATION

5.  Who is eligible to participate?

You may participate in the Plan if you qualify as either of the following: (a) you are a “registered holder,” i.e., a shareholder whose shares of Independent Bank Corp. common stock are registered in the stock transfer books of Independent Bank Corp. in your name or (b) you are a “beneficial owner,” a shareholder who has beneficial ownership of shares of Independent Bank Corp. common stock that are registered in a name other than your name

(for example, in the name of a broker, bank or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having such shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf. See below.

If you hold shares with a broker, you can participate by instructing the broker to reregister some or all of the shares into your name. Simply instruct your broker to move all or some of your shares electronically through the Direct Registration System from your brokerage account to a new book-entry account at Computershare. Please contact your broker for more information. Once your broker transfers your shares into your name electronically, your Direct Registration account is automatically set up and you can participate in the Plan. You may also instruct your broker to participate in the Plan on your behalf.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of Independent Bank Corp. common stock. Independent Bank Corp. reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of Independent Bank Corp. common stock.

Shareholders who reside in jurisdictions in which it is unlawful for Independent Bank Corp. to permit their participation are not eligible to participate in the Plan. In addition, we may decide for any reason or no reason at all, not to allow you to participate in the Plan. If you are eligible to participate in the Plan, you may not assign your right to participate to another person.

ENROLLMENT

6.  How do I enroll in the Plan and become a Participant?

Registered Holders

If you are a registered holder of Independent Bank Corp. common stock, you may enroll in the Plan and become a Participant by completing and signing an Enrollment Form (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. If you have your shares registered in more than one name (i.e. joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration. An Enrollment may also be obtained at any time at your request to the Administrator at the same address.

Registered holders may also enroll in the Plan through the Internet by accessing their account at www.computershare.com/investor.

Beneficial Holders

If you are a beneficial owner of Independent Bank Corp. common stock, you must either become a registered holder by having such shares transferred into your own name or instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf. Alternatively, you may enroll in the Plan in the same manner as someone who is not currently a shareholder (see below). See Question 5.

Changes in Enrollment

You may enroll in the Plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. See Question 20 regarding discontinuing dividend reinvestment under the Plan and Question 27 regarding termination of the Plan. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you should contact the Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator as described in Question 4.

7.  What does the Enrollment Form provide?

The Enrollment Form appoints the Administrator as your agent for purposes of the Plan. It also directs Independent Bank Corp. to pay dividends to the Administrator for purchase of additional shares of Independent Bank Corp. common stock as you elect from the three options shown on the Enrollment Form and explained below. You must place an “X” in the appropriate box to indicate your investment election. Under each of these options, you may make optional cash investments at any time. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Administrator or by accessing your account online at www.computershare.com/investor. If you return a properly executed Enrollment Form to the Administrator without electing an investment option, you will be enrolled as having selected Full Dividend Reinvestment. If you submit an Enrollment Form not properly completed or without the proper signatures your application will not be processed.

(1)  “Full Dividend Reinvestment”

This option directs the Administrator to reinvest, in accordance with the Plan, all cash dividends on all shares of Independent Bank Corp. common stock then or subsequently registered in your name and held by you in certificated form or credited to your account in book-entry form.

(2)  “Partial Dividends Paid in Cash”

This option directs the Administrator to pay to you, in accordance with the Plan, cash dividends on the number of shares of Independent Bank Corp. common stock which you designate in the appropriate space on the Enrollment Form. Dividends paid on all other shares registered in your name and credited to your account will be reinvested in accordance with the Plan.

(3)  “All Dividends Paid in Cash (No Dividend Reinvestment)”

This option directs the Administrator to send you, in accordance with the Plan, cash dividends in the usual manner on all of your shares of Independent Bank Corp. common stock registered in your name and credited to your account, including shares subsequently purchased through optional cash investments.

8.  When will my participation in the Plan begin?

Participation as to dividend reinvestment will commence with the next dividend Investment Date (as defined below) after receipt of the Enrollment Form, provided it is received by the Administrator by the Record Date (as defined below) for such dividend Investment Date. If the Enrollment Form is received after such Record Date, participation as to dividend reinvestment will be delayed until the following dividend Investment Date.

Participation as to optional cash investments will commence with the next Investment Date after receipt of the authorization therefor and the funds to be invested. See Question 9 to determine the applicable Record Date for dividend reinvestments and the applicable Investment Dates for dividend reinvestments and optional cash investments.

PURCHASES

9.  When will shares be purchased under the Plan?

When there is a cash dividend declared by the Board of Directors, reinvested dividends under the Plan will be used to purchase shares of Independent Bank Corp. common stock beginning on the dividend payment date declared by the Board of Directors or if such day is not a Trading Day, the first Trading Day immediately following such date (in such case, the “Investment Date”). The “Record Date” for such dividend payments will be the record date declared by the Board of Directors. Optional cash investments of $10,000 or less will be invested monthly, beginning on the 20th of each month, or if such day is not a Trading Day, the first Trading Day following the 20th, or, in the case of shares of Independent Bank Corp. common stock purchased on the open market, as soon thereafter as determined by the Administrator (in each such case, the “Investment Date”).

If Independent Bank Corp. approves a Request for Waiver (as defined below) for an optional cash investment of more than $10,000, then such cash investment will be used to purchase shares of Independent Bank Corp. common stock on one or more dates and at a Purchase Price (as defined below) calculated as specified in the Request for Waiver (in each such case, an “Investment Date”), subject to any Threshold Price (as defined below) that Independent Bank Corp. may set. See Questions 11 and 13 for more information on Requests for Waiver, Purchase Price and Threshold Prices.

Cash dividend payment dates historically have occurred on or about the 10th day of each April, July, October and January. It is currently expected that the approximate past pattern with respect to timing of dividend payment dates generally will be followed in the future if the Board of Directors elects to declare cash dividends in a given quarter.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates Independent Bank Corp. to declare or pay any dividends. The Plan does not represent a change in Independent Bank Corp.’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon Independent Bank Corp.’s earnings, financial condition, and other factors.

10.  What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase newly issued shares directly from Independent Bank Corp., “treasury shares” held by Independent Bank Corp., shares through open market purchases, or a combination of the above, as determined by us. Newly issued shares purchased directly from Independent Bank Corp. will consist of authorized but unissued shares of Independent Bank Corp. common stock.

11.  At what price will shares be purchased?

All shares acquired directly from Independent Bank Corp. with reinvested dividends will be acquired at a price to you (the “Dividend Purchase Price”) equal to ninety-five percent (95%) of the volume weighted average price, computed up to four decimal places, if necessary, of Independent Bank Corp.’s common stock as reported on The NASDAQ Global Market (the “NASDAQ”) obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NASDAQ closing print) on the Investment Date. Optional cash investments of $10,000 or less will be acquired at a price to you (in such case, the “Purchase Price”) equal to the volume weighted average price, computed up to four decimal places, if necessary, of Independent Bank Corp.’s common stock as reported on the NASDAQ on the Investment Date. (See Question 9)

If Independent Bank Corp. grants the request to purchase shares pursuant to a Request for Waiver for optional cash investments of more than $10,000, as more fully described in Question 13, an investor may request that the Purchase Price be established over a “Pricing Period”, which will generally consist of one to 12 separate days during which Independent Bank Corp.’s common stock is quoted on the NASDAQ during the applicable Pricing Period (each, a “Trading Day”) and which will be set forth in the Request for Waiver. Each of these separate days will be an “Investment Date” and an equal proportion of your optional cash purchase will be invested on each Trading Day during such Pricing Period, subject to the qualifications set forth in Question 13. The Purchase Price for shares acquired on a particular date during the Pricing Period will be equal to the volume weighted average price, computed up to four decimal places, if necessary, of Independent Bank Corp.’s common stock on the NASDAQ for each day during the Pricing Period. Shares purchased with optional cash investments of more than $10,000 pursuant to a Request for Waiver may be purchased at a discount from the Purchase Price and may be subject to a Threshold Price, as more fully described in Question 13.

All shares purchased under the Plan through open market purchases will be acquired as soon as practicable beginning on the Investment Date at a price (in such case, the “Purchase Price”) to you of the weighted average price, computed up to six decimal places, if necessary, paid by the Administrator for Independent Bank Corp. common stock purchased by the Plan through such open market purchases. Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither Independent Bank Corp. nor the Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

While Independent Bank Corp. will pay all processing fees on shares purchased on the open market, for tax purposes, these fees will be considered as additional dividend income to you. These commissions, and the resulting additional dividend income, are expected to amount to less than one-fourth of 1% of the purchase price of the shares (that is, less than 25 cents per $100 invested). See Question 21.

12.  How are optional cash investments made?

All registered holders, including brokers, banks, and other nominees with respect to shares registered in their name on behalf of a beneficial owner, who have submitted a signed Enrollment Form are eligible to make optional cash investments. A broker, bank or other nominee, as holder on behalf of a beneficial owner, may utilize an Enrollment Form for optional cash investments unless it holds the shares in the name of a securities depository.

All optional cash investments made by check should be made payable to “Computershare— Independent Bank Corp.” and mailed to Computershare at the address listed in Question 4. Inquiries regarding other forms of payments and all other written inquiries should be addressed to the Administrator at the address listed in Question 4.

The Administrator will apply all optional cash investments which are received at least two business days prior to the relevant Investment Date to the purchase of shares of Independent Bank Corp. common stock on such Investment Date, or if shares are acquired on the open market, as soon as practicable on or after such Investment Date. The Administrator will not accept cash, traveler’s checks, money orders, or third party checks for optional cash investments.

Plan participants may also make optional cash investments by going to the Administrator’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. IF YOU HAVE ANY QUESTIONS REGARDING THE INVESTMENT DATE, YOU SHOULD CONTACT THE ADMINISTRATOR AT THE ADDRESS OR PHONE NUMBER SET FORTH IN QUESTION 4.

You should be aware that since investments under the Plan are made as of specified dates, you lose any advantage that otherwise might be available from being able to select the timing of your investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares of Independent Bank Corp. common stock purchased under the Plan.

Participants who are registered owners of Independent Bank Corp. common stock may also make automatic monthly investments of a specified amount (not less than $50 nor more than $10,000 per month) by electronic funds transfer from a predesignated U.S. bank account. To initiate automatic monthly deductions, the Participant must complete and sign a Direct Debit Authorization form and return it to Computershare. Direct Debit Authorization forms may be obtained from Computershare. You may also initiate automatic monthly investments by accessing your account through the Internet at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Once automatic monthly investment is initiated, funds will be drawn from the Participant’s designated bank account on the 15th of each month (or the next banking business day if the 15th is not a banking business day) for optional cash investments of $10,000 or less. Participants may change their automatic monthly investment by completing and submitting to Computershare a new Direct Debit Authorization form or by accessing their account through the Internet at www.computershare.com/investor. To be effective with respect to a particular Investment Date, however, the new instructions must be received by Computershare at least six business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the Administrator in writing or through the Internet that the automatic deductions are to stop.

When corresponding with the Administrator, please be sure to include your daytime telephone number and area code.

In the event that any check, draft or electronic funds transfer a Participant may tender or order as payment to the Administrator to purchase Independent Bank Corp. common stock is dishonored, refused or returned, the Participant agrees that the purchased shares when credited to such Participant’s account may be sold, on the Administrator’s order without the Participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Administrator’s returned check or failed electronic payment fee of $25.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, the Participant authorizes the Administrator to sell additional shares then credited to the Participant’s account as necessary to cover the amount owing, without further consent or authorization from the Participant. The Administrator may sell shares to cover an amount owing as a result of a Participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. The Participant grants the Administrator a security interest in all shares credited to the Participant’s account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

13.  What limitations apply to optional cash investments?

Minimum/Maximum Limits.    Optional cash investments are subject to a $50 minimum per month, and Independent Bank Corp. reserves the right to refuse to accept any optional cash investment in excess of $10,000 per month from any Participant or any related or associated group of Participants. Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the $10,000 monthly purchase limit, unless such limit has been waived, are subject to return to the Participant, without interest. Independent Bank Corp. reserves the right to waive such limits on optional cash investments in its sole discretion.

Optional Cash Investments in Excess of $10,000.    Optional cash investments in excess of $10,000 per month may only be made pursuant to a written request for waiver (a “Request for Waiver”) approved by Independent Bank Corp. There is no pre-established maximum limit applicable to optional cash investments that may be made pursuant to approved Requests for Waiver. Independent Bank Corp. expects to consider Requests for Waiver from financial intermediaries, including brokers and dealers, and other Participants from time to time. It is solely within Independent Bank Corp.’s discretion as to whether any such approval in excess of the allowable maximum amounts will be granted. In deciding whether to approve such a request, Independent Bank Corp. will consider relevant factors including, but not limited to (a) whether it is then selling newly issued shares of common stock and/or treasury shares or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Independent Bank Corp.’s need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant’s prior participation in the Plan, and the number of shares of Independent Bank Corp. common stock held of record and/or beneficially by such Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants.

Participants may ascertain whether we are accepting Requests for Waiver and certain other important information by calling (781) 982-6858, by visiting our website at www.rocklandtrust.com (within the Investor Relations tab) or by such other method as we shall establish from time to time. When Participants call this number or visit our website, we will inform Participants that:

•	we will not be accepting Requests for Waiver at that time; or

•
we will be accepting Requests for Waivers at that time. In that case, we will provide relevant information such as (i) whether a Threshold Price applies; (ii) whether we will offer a discount; (iii) the commencement of and/or length of a Pricing Period and whether the Pricing Period Extension Feature (as defined below) will apply; and (iv) such other information as we deem appropriate.

Request for Waiver.    To submit an optional cash payment in excess of $10,000 for any monthly period, a Participant must submit a written Request for Waiver, specifying the proposed investment amount(s), Pricing Period(s) and Investment Date(s) to which the Request for Waiver applies and calculation of the Purchase Price(s), no later than five (5) business days prior to the commencement of the specified Pricing Period(s).

To obtain a Request for Waiver form or information about optional cash investments pursuant to a Request for Waiver, please contact Independent Bank Corp. Investor Relations at (781) 982-6858. The Purchase Price will not be known until the purchase is completed. Participants should be aware that the price of Independent Bank Corp. common stock may fluctuate during the period between submission of a Request for Waiver, its receipt by the Administrator and the ultimate purchase of the common stock. Completed Requests for Waiver should be sent to Independent Bank Corp. in the manner requested in the Request for Waiver form.

We will notify the Participant as to whether the Request for Waiver has been granted or denied, either in whole or in part, within two business days of the receipt of the request. If Independent Bank Corp. approves your Request for Waiver, then you must send the Administrator your optional cash investment in good funds, by 2:00 p.m., Eastern time, on or before the business day prior to the first day of the relevant Pricing Period described in the approved Request for Waiver. If the Request for Waiver is granted in part, we will advise the Participant of the maximum amount that will be accepted in connection with the purchase. If a response is not received in connection with the Request for Waiver, the Participant should assume that the request has been denied. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount Independent Bank Corp. is willing to accept, Independent Bank Corp. may honor such requests in order of receipt, pro rata or by any other method which Independent Bank Corp., in its sole discretion, determines to be appropriate. Independent Bank Corp. may alter, amend, supplement or waive, in its sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more Participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver.

The Plan may also be used by Independent Bank Corp. to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Independent Bank Corp.’s ability to approve Requests for Waiver. To the extent shares are purchased from Independent Bank Corp. under the Plan, Independent Bank Corp. will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in Independent Bank Corp. and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Independent Bank Corp. common stock.

Independent Bank Corp. reserves the rights to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of Independent Bank Corp. common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Threshold Price.    Unless it waives its right to do so, Independent Bank Corp. may establish for any Investment Date a minimum price (the “Threshold Price”) for purchasing shares with optional cash investments made pursuant to written Requests for Waiver. Independent Bank Corp. will, at least five (5) business days prior to the commencement of the Pricing Period for an Investment Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by Independent Bank Corp. at its discretion after a review of current market conditions, the level of participation in the Plan, current and projected capital needs, and any other considerations deemed advisable.

The Threshold Price for optional cash investments made pursuant to written Requests for Waiver, if established for any Investment Date, will be a stated dollar amount that the volume weighted average price of Independent Bank Corp.’s common stock on the NASDAQ obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NASDAQ closing print) for each Trading Day of the relevant Pricing Period (not adjusted for discounts, if any) must equal or exceed. If the Threshold Price is not equaled or exceeded (which, for purposes of the Plan, means that the Threshold Price has not been “satisfied”) for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period and a pro rata portion of the Participant’s cash will be returned, without interest. Thus, for example, if an approved Request for Waiver specifies that the Pricing Period is one day (that is, the Investment Date) and the Threshold Price is not satisfied on that day, then no investment will be made and the Participant’s cash will be returned in full. Likewise, if the Threshold Price is not satisfied for two of the five Trading Days in a particular Pricing Period, then the Purchase Price will only be calculated for each of the remaining three Trading Days when the Threshold Price is satisfied and the two Trading Days when the Threshold Price is not satisfied will be excluded. In such case, for each Trading Day on which the Threshold Price is not satisfied, one-fifth of the optional cash investment made by a Participant pursuant to a Request for Waiver would be returned to such Participant, without interest, as soon as practicable after the applicable Investment Date. Similarly, a pro rata portion of the Participant’s cash will be returned if there are fewer Trading Days prior to the Investment Date than are specified as the Pricing Period in the Request for Waiver or if no trades in Independent Bank Corp. common stock are reported on the NASDAQ for a Trading Day during the Pricing Period, due to a market disruption or for any other reason.

We may elect to activate for any particular Pricing Period the “Pricing Period Extension Feature”, which will provide that the initial Pricing Period will be extended by the number of days during such period that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported on the NASDAQ, subject to a maximum of five Trading Days. If we elect to activate the Pricing Period Extension Feature, and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, then that day shall be included as one of the Trading Days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is ten days, and the Threshold Price is not satisfied for three out of the ten days, and we had previously announced at the time of the Request for Waiver acceptance that the Pricing Period Extension Feature was activated, then the Pricing Period will be automatically extended, and if the Threshold Price is satisfied on the next three Trading Days, then those three days will be included in the Pricing Period in lieu of the three days on which the Threshold Price was not met. As a result, because there were ten Trading Days of the initial and extended Pricing Period on which the Threshold Price was satisfied, all the cash investment will be invested, rather than having 30% returned.

The Threshold Price concept, Pricing Period Extension Feature, and return procedure discussed above apply only to optional cash investments made pursuant to written Requests for Waiver. Setting a Threshold Price for an Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date.

For any particular Investment Date, Independent Bank Corp. may waive its right to set a Threshold Price for optional cash investments that exceed $10,000. Neither Independent Bank Corp. nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Investment Date.

Waiver Discount.    At least five (5) business days prior to the commencement of each Pricing Period, Independent Bank Corp. may, in its sole discretion, establish a discount from the Purchase Price applicable to optional cash investments made pursuant to written Requests for Waiver. Such discount (the “Waiver Discount”) will be in a range between 0% and 5% of the Purchase Price and may vary for each Investment Date, but once established will apply uniformly to the full amount of all optional cash investments made pursuant to Requests for Waiver for that Investment Date. The Waiver Discount will be established in Independent Bank Corp.’s sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Setting a Waiver Discount for a particular Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash investments made pursuant to written Requests for Waiver and does not apply to the reinvestment of cash dividends or optional cash investments of $10,000 or less.

14.  Under what circumstances will optional cash investments be returned?

Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the allowable maximum amount (unless the subject of a Request for Waiver that has been granted by Independent Bank Corp.) will be returned promptly without interest. See Question 13 regarding the minimum/maximum monthly purchase limits and the return of payments if those limits are not satisfied. In addition, the portion of any optional cash investments in excess of $10,000 pursuant to Requests for Waiver will be returned following any Investment Date on which the Threshold Price is not satisfied. See Question 13 regarding the Threshold Price and the return of such investments.

15.  What if I have more than one account?

For the purpose of the limitations discussed in Question 13, Independent Bank Corp. may aggregate all reinvestment dividends and optional cash investments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited by Independent Bank Corp. to only one account.

Also for the purpose of such limitations, all accounts which Independent Bank Corp. believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Independent Bank Corp. has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Independent Bank Corp. will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts. See Question 13.

CERTIFICATES

16.  Will certificates be issued for share purchases?

All shares purchased on behalf of a Participant through the Plan will be recorded in uncertificated form in each Participant’s account. A Participant can, however, at any time and without charge, obtain a certificate for all or part of the whole shares of common stock credited to the Participant’s Plan account by accessing his or her account through the Internet at www.computershare.com/investor, or by writing or calling the Administrator. No certificates for fractional shares will be issued. If you request a certificate for all full shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market value of the shares, less any service charge and processing fees.

Receiving certificated shares from your account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to shares issued in certificate form will continue to be reinvested.

17.  May I add shares of Independent Bank Corp. common stock to my account by transferring stock certificates in my possession?

You also may send the Administrator your other Independent Bank Corp. common stock certificates for safekeeping free of charge. By making such a deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates. If you wish to deposit your Independent Bank Corp. common stock certificates, you must mail them along with a request to the Administrator to hold your certificates for safekeeping. The certificates should not be endorsed. You should mail the certificates to the Administrator at the address provided in Question 4. Certificates should be mailed by registered or certified mail, return receipt requested, or some other form of traceable mail, and properly insured. The Administrator will promptly send you a statement confirming each deposit of your common stock certificates.

You may withdraw shares deposited for safekeeping by accessing your account online at www.computershare.com/investor or by making a request in writing or by telephone to the Administrator as described in Question 20. The Administrator will issue new, differently numbered certificates whenever certificates are issued to you, either upon your request or upon discontinuation of participation. Shares acquired by the reinvestment of dividends on any such withdrawn shares (and on any other shares subsequently acquired by you) will continue to be reinvested or paid out, as previously directed, unless you provide contrary written instructions or a new Enrollment Form as described in Question 7.

SALE OF SHARES

18.  Can I sell shares credited to my account?

You can sell some or all of the shares held in your Plan account by contacting the Administrator. You have two choices when making a sale, depending on how you submit your sale request, as follows:

•
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-426-5526. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Administrator's broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•
Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-426-5523. All sales requests with an anticipated market value of $25,000 or more are expected to be submitted in writing. All sales requests received in writing will be submitted as batch order sales. The Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the Administrator may combine each selling Plan participant's shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average price obtained by the Administrator's broker for each aggregate order placed by the Administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Note that if you chose to have the Administrator sell your shares, the price of our stock may decline during the period of time between the time you request your shares be sold and the time that the shares are actually sold on the open market. You bear a similar risk of market value decline between the time you request a certificate or electronic transfer of your shares and the time that the certificate is delivered or shares credited to your account. You should carefully evaluate these risks in deciding whether or to what extent you should participate in the Plan.

REPORTS

19.  What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank or nominee, you will receive from the Administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. These statements should be retained by you to determine your tax cost basis for shares purchased. See Question 21. If you are participating in the Plan through your broker, bank or other nominee, you should contact such party regarding a statement of your interests in the Plan.

WITHDRAWAL

20.  How may I discontinue dividend reinvestment?

You may discontinue reinvestment of cash dividends under the Plan at any time by telephone or written notice to the Administrator or by accessing your account through the Internet at www.computershare.com/investor. If a notice to discontinue is received by the Administrator near the Record Date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the Participant, less any processing fee, any service fee and any applicable taxes. After processing your request to discontinue dividend reinvestment, any shares credited to your Plan account will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares held in certificated form, will be paid in cash.

TAXES

21.  What are the federal income tax consequences of participating in the Plan?

The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations, and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States). You should consult with your own tax advisor regarding the specific tax consequences (including the federal, state, local, foreign and other tax consequences) of participating in the Plan, and of potential changes in applicable tax laws.

In general, the amount of cash dividends paid by Independent Bank Corp. will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases. You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. Although the Internal Revenue Service has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan, private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued. Participants who make optional cash investments to purchase Independent Bank Corp. common stock subject to a waiver discount should consult with their own tax advisors regarding consequences of the investment.

We will report to you for tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on your behalf. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the Internal Revenue Code’s applicable period (currently one year) at the time of disposition.

The Administrator may be required to withhold from dividends paid or proceeds from the disposition of shares the appropriate amount determined in accordance with Internal Revenue Code and applicable Treasury Regulations. Plan participants who are not United States persons for U.S. federal income tax purposes generally are subject to a withholding tax on dividends that are reinvested in the Plan. In addition, Plan participants may be subject to certain backup withholding on dividends reinvested in the Plan and proceeds from the disposition of the shares, unless the Plan participant provides us or the Administrator with a correct taxpayer identification number and otherwise complies with applicable certification requirements (e.g., completing an IRS Form W-9 or other applicable IRS form which can be obtained from the Administrator) and we have been informed by the Internal Revenue Service that the participant is subject to backup withholding. If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

OTHER PROVISIONS

22.  What happens if I sell or transfer shares of stock or acquire additional shares of stock?

If you have elected the “Full Dividend Reinvestment” option under the Plan and subsequently sell or transfer all or any part of the shares registered in your name (either held in certificated form or credited to your account), automatic reinvestment will continue as long as there are shares registered in your name or until discontinuation of dividend reinvestment. Similarly, if you have elected the “Full Dividend Reinvestment” option under the Plan and subsequently acquire additional shares, dividends paid on such shares will automatically be reinvested until discontinuation of dividend reinvestment. If you have elected the “Partial Dividends Paid in Cash” option and subsequently acquire additional shares, dividends paid on such shares will be automatically reinvested under the Plan. See Question 7.

23.  How will my shares be voted?

In connection with the exercise of shareholder voting rights, you will receive a proxy card representing any shares you hold and/or any full shares credited to your account. All such shares will be voted as designated by you on the proxy card. If you do not vote by proxy or in person, then your shares will not be voted.

24.  Who pays the expenses of the Plan?

There are no processing fees or service fees on newly issued shares or treasury shares purchased from Independent Bank Corp. for your account. Processing fees include the applicable brokerage commissions that the

Administrator is required to pay. Processing fees on shares purchased on the open market for your account will be paid by Independent Bank Corp. and, for tax purposes, these commissions will be considered as additional dividend income to you. All costs of administering the Plan will be paid by Independent Bank Corp. If you elect to sell shares credited to your account, you will incur a service fee and a processing fee . See Question 18 for details.

25.  What are the responsibilities of Independent Bank Corp. or the Administrator under the Plan?

Neither Independent Bank Corp. nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to cease dividend reinvestment for your account upon your death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of Independent Bank Corp.’s common stock. Neither Independent Bank Corp. nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan. The Plan does not limit your right to sue under the Securities Act or the Securities Exchange Act.

YOU SHOULD RECOGNIZE THAT INDEPENDENT BANK CORP. CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES YOU PURCHASED UNDER THE PLAN.

26.  What happens if Independent Bank Corp. issues a stock dividend or declares a stock split?

Any common stock distributed by Independent Bank Corp. as a result of a stock dividend or a stock split on shares credited to your account or held by you in certificated form will be credited to your account. All whole shares of Independent Bank Corp. common stock carry an attached right to purchase, in certain circumstances, shares of Independent Bank Corp. preferred stock. In the event that Independent Bank Corp. makes available to holders of its common stock rights to purchase additional shares of common stock or other securities, you will receive such rights based upon the total number of whole shares registered in your name and credited to your account.

27.  May the Plan be changed or terminated?

While the Plan is intended to continue indefinitely, Independent Bank Corp. reserves the right to amend, modify, suspend or terminate the Plan at any time. You will be notified in writing of any modifications made to the Plan.

PLAN OF DISTRIBUTION

As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for securities purchased on the open market or otherwise under the Plan. Instead, we will pay these fees to the Administrator. Certain fees apply to participants in the Plan, which are set forth in Question 24.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes in the ordinary course of our business, including the reduction of short–term debt, possible acquisitions, investments in, or extensions of credit to, our subsidiaries and investments in securities.

We may temporarily invest any funds not required immediately for purposes described above in short-term marketable securities. Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings (in addition to our funding activities in the ordinary course of business) of a character and amount to be determined as the need arises. For current information, look at our current filings with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF COMMON STOCK

Independent Bank Corp. is authorized to issue 75,000,000,000 shares of common stock, par value $.01 per share. As of October 6, 2014, 23,911,678 shares of Independent Bank Corp. common stock were issued. The common stock is traded on the NASDAQ under the ticker symbol “INDB.” All outstanding shares of common stock are and will be fully paid and non-assessable.

Anti-Takeover Effects under Our Articles of Organization, Bylaws and Massachusetts Law
The articles of organization and bylaws of Independent Bank Corp. contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent Bank Corp., including provisions:

•	classifying Independent Bank Corp.’s board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing Independent Bank Corp.’s board of directors to fix the size of Independent Bank Corp.’s board of directors;

•	limiting removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.
Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have additional anti-takeover effects to provisions in Independent Bank Corp.’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Law), the provisions of which Independent Bank Corp. has provided in its bylaws shall not apply to “control share acquisitions” of Independent Bank Corp. within the meaning of said Chapter 110D.
CERTAIN LEGAL MATTERS

Choate, Hall & Stewart LLP has passed upon certain legal matters in connection with the securities. Choate, Hall & Stewart LLP has from time to time acted as counsel for us and our subsidiaries and affiliates and may do so in the future.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

2010 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

INDEPENDENT BANK CORP.

1,000,000 Shares
Common Stock,
Par Value $0.01 Per Share

PROSPECTUS

Dated: October 7, 2014